EXHIBIT 3.1.7

STATE OF SOUTH CAROLINA

SECRETARY OF STATE

ARTICLES OF AMENDMENT

Pursuant to Section 33-10-106 of the 1976 South Carolina Code of Laws, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1. The name of the Corporation is Palmetto Bancshares, Inc.

2. Date of Incorporation: 5/13/83

3. Agent’s Name and Address: L. Leon Patterson, 101 W. Main Street, Laurens, SC 29360-2939

4. On May 19, 2009, the Corporation adopted the following Amendment (s) of its Articles of Incorporation:

Article Four of the Corporation’s Articles of Incorporation, as amended, is hereby deleted in its entirety and replaced with the following:

The Corporation is authorized to issue one class of shares to be designated “common.” The total number of shares that the Corporation is authorized to issue is twenty-five million (25,000,000) shares, and the par value of each such share is $5.00.

5. The amendment was adopted by shareholder action. At the date of adoption of the Amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and the vote of such shares was:

Voting Group	Number of Outstanding Shares	Number of Votes Entitled to be to be Cast	Number of Votes Represented at the meeting	Number of Undisputed Shares For or Against
Common Stock	6,487,630	6,487,630	5,647,029	(For) 5,191,694
				(Against) 455,335

6. The effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State (See Section 33-1-230(b) of 1976 South Carolina Code of Laws, as amended).

Date: May 29, 2009	/s/ L. Leon Patterson
Name: L. Leon Patterson
Title: Chairman and Chief Executive Officer